Exhibit 99.2

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your investment in the notes offered hereby. In general, because our revenues depend upon the revenues of our affiliated practices, any risks that harm the economic performance of the practices will, in turn, harm us.

Risks Relating to the Offering and the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We have a significant amount of indebtedness. As of March 31, 2009, after giving effect to the issuance of the notes and use of proceeds therefrom, our total debt would have been approximately $1,095.7 million, excluding $138.1 million of unused commitments under our existing senior secured revolving credit facility, which would have represented approximately 80.6% of our total anticipated as adjusted capitalization. In connection with the issuance of the notes offered hereby we have received commitments for our new senior secured revolving credit facility, which we currently anticipate will provide for aggregate borrowings of up to $100.0 million (which could increase to $140.0 million if additional commitments are obtained).

Our substantial indebtedness could have important consequences for you by adversely affecting our financial condition and thus making it more difficult for us to satisfy our obligations with respect to the notes, including our repurchase obligations. Our substantial indebtedness could:

•	increase our vulnerability to adverse general economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

Despite our current level of indebtedness, we may be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We may be able to incur significant additional indebtedness in the future. Although the indenture governing the notes issued hereby, the indenture governing our existing senior notes, the indenture governing our existing 10.75% senior subordinated notes, the indenture governing Holdings’ existing senior unsecured floating rate toggle notes and the credit agreement governing our existing senior secured revolving credit facility contains and the credit agreement governing our new senior secured credit facility is proposed to contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and the additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. In addition, our existing senior secured revolving credit facility provided for unused commitments of $138.1 million as of March 31, 2009, and we note that our new senior secured revolving credit facility, if entered into, will provide for commitments of $100.0 million (which could increase to $140.0 million if additional commitments are obtained) in place of the existing commitments under our existing senior secured revolving credit facility. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase. See “Description of Certain Other Indebtedness” and “Description of Notes.”

We must refinance existing indebtedness prior to the maturity of the notes. Failure to do so could have a material adverse effect upon us.

The maturities of our existing senior notes, our existing 10.75% senior subordinated notes and our existing 9.625% senior subordinated notes are August 15, 2012, August 15, 2014 and February 1, 2012, all of which are before the maturity of the notes offered hereby, and all outstanding loans under our existing senior secured revolving credit facility will be due and payable on August 20, 2010, which is before the maturity of the notes being offered hereby. In addition, the maturity of the existing senior unsecured floating rate toggle notes of Holdings is March 15, 2012 and the proposed maturity of our new senior secured revolving credit facility is August 2012 (or, if our existing senior notes are not repaid, July 2012), each of which is before the maturity of the notes being offered hereby. Based on our financial projections, we will not be able to satisfy all of our and Holdings’ scheduled maturities through cash on hand and cash generated through operations. While the indenture governing the notes offered hereby will permit us, and we expect, to refinance our indebtedness, we cannot assure you that we will be able to refinance this indebtedness, or whether any refinancing will be on commercially reasonable terms. The indenture governing the notes offered hereby will also permit us, subject to the terms of the indenture, to refinance Holdings’ existing notes with our indebtedness. There can be no assurance that the financial terms and covenants (including restrictions on availability) of any new credit facility and/or other indebtedness will be the same or as favorable as those under our existing senior secured revolving credit facility or the indentures governing the notes or any of our existing notes or Holdings’ existing notes. Our ability to refinance other debt (including the debt of Holdings) using availability under our existing senior secured revolving credit facility and, if consummated, our new senior secured credit facility may be limited. In addition, although we have obtained commitments for a new senior secured revolving credit facility, the execution thereof is subject to, among other conditions, the successful completion of this offering. There can be no assurance that the new facility will be consummated.

Our ability and Holdings’ ability to complete a refinancing of any of such indebtedness is subject to a number of conditions beyond our control. If we or Holdings are unable to refinance this indebtedness, our alternatives would consist of negotiating an extension of our existing senior secured revolving credit facility with the lenders and seeking or raising new capital. If we or Holdings are unsuccessful, the lenders under our senior secured revolving credit facility, the holders of any of our existing notes and the holders of Holdings’ existing notes could demand repayment of the indebtedness owed to them on the relevant maturity date. As a result, our ability to pay the principal of and interest on the notes would be adversely affected.

The terms of our existing senior secured revolving credit facility, the indenture governing the notes issued hereby, and the indentures governing our existing senior notes, our existing 10.75% senior subordinated notes and Holdings’ existing senior unsecured floating rate toggle notes may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

Our existing senior secured revolving credit facility contains a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests. In particular, this facility includes covenants restricting, among other things, our ability to:

•	incur, assume or guarantee additional debt;

•	pay dividends and make other restricted payments;

•	create liens;

•	use the proceeds from sales of assets and subsidiary stock;

•	enter into sale and leaseback transactions;

•	make capital expenditures;

•	change our business;

•	enter into agreements that restrict dividends from subsidiaries;

•	enter into certain transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

We expect the new senior secured revolving credit facility to contain restrictive covenants that may restrict our ability to take certain actions.

The indenture governing the notes issued hereby will contain, the indentures governing our existing senior notes and our existing 10.75% senior subordinated notes and Holdings’ existing senior unsecured floating rates note contain, numerous operating and financial covenants, including, among other things, restrictions on our ability to:

•	incur, assume or guarantee additional debt;

•	pay dividends and make other restricted payments;

•	create liens;

•	use the proceeds from sales of assets and subsidiary stock;

•	enter into sale and leaseback transactions;

•	enter into agreements that restrict dividends form subsidiaries;

•	make investments or acquisitions;

•	change our business;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

Our existing senior secured revolving credit facility also includes a requirement that we maintain a maximum leverage ratio and minimum interest coverage ratio and a limitation on capital expenditures.

A failure by us to comply with the covenants contained in our existing senior secured revolving credit facility, the indenture governing the notes issued hereby, the indentures governing our existing notes or Holdings’ existing notes or the new senior secured revolving credit facility, if entered into, could result in an event of default. In the event of any default under our existing senior secured revolving credit facility, the lenders under our existing senior secured revolving credit facility or, if consummated, the lenders under our new senior secured revolving credit facility, could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable, enforce their security interest, require us to apply all of our available cash to repay these borrowings (even if the lenders have not declared a default) or prevent us from making debt service payments on the notes, any of which would result in an event of default under the notes. In addition, future indebtedness could contain financial and other covenants more restrictive than those applicable to our existing senior secured revolving credit facility and the notes. See “Description of Certain Other Indebtedness” and “Description of Notes.”

We may not be able to generate sufficient cash flow to meet our debt service obligations, including payments on the notes.

As of March 31, after giving effect to the issuance of the notes and the applications of proceeds therefrom, our cash on hand and unused commitments under our existing senior secured revolving credit facility would have been approximately $111.8 million and $138.1 million, respectively. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive, regulatory, legislative and business factors, many of which are outside of our control. In addition, the payment and reimbursement practices in our industry require significant amounts of working capital because of delays that often occur between the time that a claim is submitted for payment and the date payment is actually received. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible or that any assets could be sold on acceptable terms or otherwise. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations under the notes. Additionally, any downgrades to our credit rating may increase the cost and reduce the availability of any refinancing.

Fluctuations in interest rates could adversely affect our liquidity and ability to meet our debt service obligations.

Holdings’ senior unsecured floating rate toggle notes bear interest at variable interest rates. As of March 31, 2009, $475.6 million aggregate principal amount of such indebtedness was outstanding. Holdings has entered into an interest rate swap agreement with respect to such indebtedness, fixing the LIBOR base rate at 4.97% through maturity. Holdings’ consolidated balance sheet as of March 31, 2009 and December 31, 2008 includes a liability of $27.2 million and $30.5 million, respectively, to reflect the fair market value of the interest rate swap as of that date. Holdings relies on distributions from us and our subsidiaries to make any payments on the interest rate swap and the cost to terminate this agreement may differ from the fair market value recorded on the balance sheet of Holdings. Furthermore, the interest rate swap is secured ratably with our existing senior secured revolving credit facility and, if consummated, our new senior secured revolving credit facility. To the extent market interest rates continue to increase, Holdings may experience difficulty making scheduled payments on such obligations and funding its other fixed costs. Further, Holdings’ available cash flow for general corporate requirements may be adversely affected. The semiannual payment obligations on the interest rate swap increase by $2.1 million for each 1.00% that the fixed interest rate of 4.97% paid to the counterparty exceeds the variable interest rate received from the counterparty. Similarly, the semiannual payment obligations on the interest rate swap decrease by $2.1 million when the difference between the fixed interest rate paid to the counterparty and the variable interest rate received from the counterparty reduces by 1.00%.

Not all of our subsidiaries will guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.

The guarantors of the notes will not include all of our subsidiaries. The historical consolidated financial information included in this offering memorandum, however, is presented on a combined basis, including both our guarantor and non-guarantor subsidiaries. At March 31, 2009, after giving effect to the issuance of the notes and the use of proceeds therefrom, the total debt of our non-guarantor subsidiaries would have been less than $20.2 million, including trade payables. In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables, and the claims (if any) of any third party holders of preferred equity interests in our non-guarantor subsidiaries.

A substantial portion of our assets are held by, and a substantial portion of our income is derived from, our subsidiaries, and the debt of our subsidiary guarantors may restrict payment on the notes.

We hold a substantial portion of assets through our subsidiaries and derive a substantial portion of our operating income from our subsidiaries. We are dependent on the earnings and cash flow of our subsidiaries to meet our obligations with respect to the notes. We cannot assure you that our subsidiaries will be able to, or be permitted to, pay to us amounts necessary to service the notes. In certain circumstances, the indenture governing the notes will permit our subsidiary guarantors to enter into agreements that can limit our ability to receive distributions from our subsidiaries. In the event we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

There may be no active trading market for the notes.

The notes will constitute a new issue of securities for which there is no established trading market. We do not intend to list the notes (or any exchange notes that may be issued pursuant to the exchange offer we have agreed to make) on any national securities exchange. Although the initial purchasers have advised us that they currently intend to make a market in the notes (and the exchange notes, if issued), they are not obligated to do so and may discontinue such market making activity at any time without notice. In addition, market making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement. The notes are being sold pursuant to an exemption from registration under the Securities Act and they may not be publicly offered, sold or otherwise transferred unless they are registered or are sold in a transaction exempt from registration. Although the notes (and the exchange notes, if issued) are expected to be eligible for trading in The PortalSM Market, there can be no assurance as to the development or liquidity of any market for the notes (or any exchange notes, if issued), the ability of the holders of the notes (and the exchange notes, if issued) to sell their notes (or any exchange notes, if issued) or the price at which the holders would be able to sell their notes (or any exchange notes, if issued).

The market price for the notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

There are restrictions on your ability to resell your notes.

The notes have not been registered under the Securities Act or any state securities laws. Absent registration, the notes may be offered or sold only in transactions that are not subject to or that are exempt from the registration requirements of the Securities Act and applicable state securities laws. Although we have agreed to file and to use our commercially reasonable efforts to have declared effective a registration statement relating to an exchange offer for the notes, we cannot assure you that a registration statement will become or remain effective.

We may not be able to fulfill our repurchase obligations in the event of a change of control.

Upon the occurrence of any change of control, we will be required to make a change of control offer to repurchase the notes. There are similar obligations with respect to our existing senior notes and existing 10.75% senior subordinated notes. In addition, any change of control also would constitute a default under our existing senior secured revolving credit facility. Therefore, upon the occurrence of a change of control, the lenders under our existing senior secured revolving credit facility would have the right to accelerate their loans, and we would be required to prepay all of our outstanding obligations under such facility.

If a change of control occurs, there can be no assurance that we will have available funds sufficient to satisfy our obligations under our existing senior secured revolving credit facility, the indenture governing the notes, the indentures governing our existing notes and, if consummated, our new senior secured revolving credit facility, and to pay the change of control purchase price for any or all of the notes that might be delivered by holders of the notes seeking to accept the change of control offer and, accordingly, none of the holders of the notes may receive the change of control purchase price for their notes. Our failure to make the change of control offer or pay the change of control purchase price when due would result in a default under the indenture governing the notes. See “Description of Notes—Events of Default.”

Fraudulent conveyance laws could void our obligations under the notes.

Our incurrence of debt under the notes may be subject to review under federal and state fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or a lawsuit, including circumstances in which bankruptcy is not involved, were commenced by, or on behalf of, our unpaid creditors or unpaid creditors of our guarantors at some future date. Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require noteholders to return payments received from debtors or their guarantors. As a result, an unpaid creditor or representative of creditors could file a lawsuit claiming that the issuance of the notes constituted a “fraudulent conveyance.” To make such a determination, a court would have to find that we did not receive fair consideration or reasonably equivalent value for the notes and that, at the time the notes were issued, we:

•	were insolvent;

•	were rendered insolvent by the issuance of the notes;

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to repay those debts as they matured.

If a court were to make such a finding, it could void all or a portion of our obligations under the notes, subordinate the claim in respect of the notes to our other existing and future indebtedness or take other actions detrimental to you as a holder of the notes, including in certain circumstances, invalidating the notes or the guarantees.

The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, a company will be considered insolvent for these purposes if the sum of that company’s debts is greater than the fair value of all of that company’s property, or if the present fair salable value of that company’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they mature. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the notes, if it determined that the transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the notes, to the claims of all existing and future creditors on similar grounds. We cannot determine in advance what standard a court would apply to determine whether we were “insolvent” in connection with the sale of the notes.

The making of the guarantees might also be subject to similar review under relevant fraudulent conveyance laws. A court could impose legal and equitable remedies, including subordinating the obligations under the guarantees to our other existing and future indebtedness or taking other actions detrimental to you as a holder of the notes.

The security interest and liens for the benefit of holders of the notes may be released without such holders’ consent.

The security documents governing the notes generally provide for an automatic release of all liens on any asset securing our existing senior secured revolving credit facility and, if consummated, the new senior secured revolving credit facility, on a first-priority basis that is disposed of in compliance with the provisions of such facility. In addition, the guarantee of a guarantor will be automatically released in connection with a sale of such guarantor in a transaction not prohibited by the indenture. As a result, we cannot assure holders of the notes that the notes will continue to be secured by any such assets. In addition, the capital stock of our subsidiaries will be excluded from the collateral to the extent liens thereon would trigger reporting obligations under Rule 3-16 of Regulation S-X, which requires financial statements from any company whose securities are collateral if its book value or market value would exceed 20% of the principal amount of the notes secured thereby. However, the liens on such securities will continue to secure obligations under our existing senior secured revolving credit facility. Accordingly, as of the date hereof, the collateral will not include the securities of Physicians Reliance LLC and AOR Management Company of Virginia, LLC.

The collateral may not be valuable enough to satisfy all the obligations secured by such collateral.

We will secure our obligations under the notes by the pledge of certain of our assets. This pledge is also junior in priority to and for the benefit of the lenders under our existing senior secured revolving credit facility and, if consummated, the new senior secured revolving credit facility, and equal in priority to and for holders of our existing senior notes. The notes and the related guarantees will be secured on a second-priority lien basis (subject to certain exceptions and permitted liens) by substantially all of the assets and properties of US Oncology and the guarantors that secure our existing senior secured revolving credit facility on a first-priority lien basis.

Although the holders of obligations secured by a first-priority lien on the collateral and the holders of obligations secured by a second-priority lien on the collateral, including the notes, will share in the proceeds of the collateral, the holders of obligations secured by a first-priority lien in the collateral will be entitled to receive proceeds from any realization of the collateral to repay the obligations held by them in full before the holders of the notes, and the holders of other obligations secured by a second-priority lien in the collateral receive any such proceeds.

The notes will share equally and ratably in all collateral with our existing senior notes, which will be amended to include such security in connection with the offering of the notes. The actual value of such collateral at any time will depend upon market and other economic conditions.

After giving effect to the issuance of the notes and the use of proceeds therefrom, we would have had approximately $138.1 million of availability under our existing senior secured revolving credit facility as of March 31, 2009. As noted above, all indebtedness under our existing senior secured revolving credit facility is and, if consummated, our new senior secured revolving credit facility, which we expect to provide for aggregate borrowings of up to $100.0 million (which could increase to $140.0 million if additional commitments are obtained), will be secured by a first-priority lien on the collateral (subject to certain exceptions). In addition, under the terms of the indenture governing the notes, we may grant an additional lien on any property or asset that constitutes collateral in order to secure any obligation permitted to be incurred pursuant to the indenture. Any such additional lien may be a lien that is senior to the lien securing the notes or may be a second-priority lien that ranks pari passu with the lien securing the notes. In either case, any grant of additional liens on the collateral would further dilute the value of the second-priority lien on the collateral securing the notes. Further, as discussed above, we will be permitted under the terms of the indenture governing the notes to sell all assets that constitute collateral and not apply the proceeds to invest in additional assets that will secure the notes or repay outstanding indebtedness.

The value of the collateral in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. No independent appraisals of any of the pledged property have been prepared by or on behalf of us in connection with this offering of the notes. Accordingly, we cannot assure holders of the notes that the proceeds of any sale of the collateral following an acceleration to maturity with respect to the notes would be sufficient to satisfy, or would not be substantially less than, amounts due on the notes and the other debt secured thereby.

If the proceeds of any sale of the collateral were not sufficient to repay all amounts due on the notes, the holder of the notes (to the extent their notes were not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our remaining assets. By their nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. Likewise, we cannot assure holders of the notes that the collateral will be saleable or, if saleable, that there will not be substantial delays in their liquidation. To the extent that liens, rights and easements granted to third parties encumber assets located on property owned by us or constitute subordinate liens on the collateral, those third parties may have or may exercise rights and remedies with respect to the property subject to such encumbrances (including rights to require marshalling of assets) that could adversely affect the value of the collateral located at that site and the ability of the collateral agent to realize or foreclose on the collateral at that site.

In addition, the asset sale covenant and the definition of asset sale in the indenture governing the notes have a number of significant exceptions pursuant to which we will be able to sell collateral without being required to reinvest the proceeds of such sale into assets that will comprise collateral or to make an offer to the holders of the notes to repurchase the notes. The indenture governing the notes also permits us, subject to compliance with certain financial tests, to issue additional secured debt, including debt secured equally and ratably by the same assets pledged for the benefit of the holders of the notes. This would reduce amounts payable to holders of the notes from the proceeds of any sale of the collateral.

The rights of holders of the notes with respect to the collateral will be substantially limited by the terms of the intercreditor agreement.

Under the terms of the intercreditor agreement that will be entered into in connection with our issuance of the notes, at any time that obligations that have the benefit of the first-priority liens on the collateral are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the security documents governing the collateral, will be at the direction of the holders of the obligations secured by the first-priority liens, including the existing senior secured revolving credit facility and, if consummated, our new senior secured revolving credit facility, and the trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected, subject to certain exceptions. See “Description of Notes—Security for the Notes” and “Description of Notes—Amendment, Supplement and Waiver.” Under the terms of the intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens on the collateral are outstanding, if the holders of such indebtedness release the collateral for any reason whatsoever, including, without limitation, in connection with any sale of assets, the second-priority security interest in such collateral securing the notes will be automatically and simultaneously released without any consent or action by the holders of the notes, subject to certain exceptions. The collateral so released will no longer secure our and the guarantors’ obligations under the notes. In addition, because the holders of the indebtedness secured by first-priority liens in the collateral control the disposition of the collateral, such holders could decide not to proceed against the collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the notes. In such event, the only remedy available to the holders of the notes would be to sue for payment on the notes and the related guarantees. In addition, the intercreditor agreement will give the holders of first-priority liens on the collateral the right to access and use the collateral securing the notes on a first lien basis to allow those holders to protect the collateral and to process, store and dispose of the collateral.

The value of the collateral may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under the bankruptcy code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. If the collateral has a value equal or less than their pre-bankruptcy claim, the holders of the notes will not be entitled to post-petition interest under the bankruptcy code. No appraisal of the fair market value of the collateral has been prepared in connection with this offering and we therefore cannot assure you that the value of the noteholders’ interest in the collateral equals or exceeds the principal amount of the notes. See “—The collateral may not be valuable enough to satisfy all the obligations secured by such collateral.”

The waiver in the intercreditor agreement of rights of marshaling may adversely affect the recovery rates of holders of the notes in a bankruptcy or foreclosure scenario.

The notes and the guarantees are secured on a second-priority lien basis by the collateral. The intercreditor agreement provides that, at any time that obligations that have the benefit of the first-priority liens, including the existing senior secured credit facility and, if consummated, our new senior secured revolving credit facility, on the collateral are outstanding the holders of the notes, the trustee under the indenture governing the notes and the notes collateral agent may not assert or enforce any right of marshaling accorded to a junior lienholder, as against the holders of such indebtedness secured by first-priority liens in the collateral. Without this waiver of the right of marshaling, holders of such indebtedness secured by first-priority liens in the collateral would likely be required to liquidate collateral on which the notes did not have a lien, if any, prior to liquidating the collateral, thereby maximizing the proceeds of the collateral that would be available to repay our obligations under the notes. As a result of this waiver, the proceeds of sales of the collateral could be applied to repay any indebtedness secured by first-priority liens in the collateral before applying proceeds of other collateral securing indebtedness, and the holders of notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the notes.

In the event of a bankruptcy of us or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

The notes have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. See “—Fraudulent conveyance laws could void our obligations under the notes.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Notes—Note Guarantees.”

Bankruptcy laws may limit the ability of holders of the notes to realize value from the collateral.

The right of the trustee to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the trustee repossessed and disposed of the collateral. For example, under Title 11 of the United States Code, or the United States Bankruptcy Code, pursuant to the automatic stay imposed upon the bankruptcy filing, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, or taking other actions to levy against a debtor, without bankruptcy court approval. Moreover, the United States Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances (and is within the discretion of the bankruptcy court), but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the automatic stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. Due to the imposition of the automatic stay, the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following commencement of a bankruptcy case, (2) whether or when the trustee could repossess or dispose of the collateral or (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

The collateral is subject to casualty risks.

We are obligated under our existing senior secured revolving credit facility and we will be obligated under the indenture governing the notes, and, if consummated, under the new senior secured revolving credit facility to at all times cause all the collateral to be properly insured and kept insured against loss or damage by fire or other hazards. There are, however, some losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure holders of notes that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral, we cannot assure holders of the notes that the proceeds received by us in respect thereof will be sufficient to satisfy all the secured obligations, including the notes.

In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of the notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the notes. Specifically, we do not expect the collateral agent to have completed all the actions necessary to perfect the liens in any real property by the time of completion of this offering. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that we will inform the trustee of the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Neither the trustee nor the notes collateral agent has an obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.

In addition, a portion of the accounts receivable collateral consists of loans made by us to affiliated practices, which loans are secured by the practices’ receivables from governmental entities. Although collections from these accounts receivable are deposited into our accounts on a nightly basis to repay such loans under the terms of our service agreements, in the event such deposits were not made, there can be no assurance that we will be successful in securing repayment of such loans or realizing the value of the receivables that serve as collateral therefor, which, in turn would adversely impact the value of the collateral securing the notes.

Any future pledge of collateral in favor of the holders of the notes might be voidable in bankruptcy.

Any future pledge of collateral in favor of the holders of the notes, including pursuant to security documents delivered after the date of the indenture governing the notes, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, under the United States Bankruptcy Code, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced with 90 days following the pledge, or, in certain circumstances, a longer period.

We will in most cases have control over the collateral.

The security documents generally allow us and the guarantors to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral. These rights may adversely affect the value of the collateral at any time.

The collateral securing the notes may be substantially different from the collateral securing our existing senior secured revolving credit facility.

The collateral securing the notes may be substantially different from the collateral securing our existing senior secured revolving credit facility and, if consummated, our new senior secured revolving credit facility. Indebtedness under our existing senior secured revolving credit facility is guaranteed by, and we expect our new senior secured revolving credit facility, if consummated to be guaranteed by all of our current restricted subsidiaries, all of our future restricted subsidiaries and by Holdings, and is or in the case of the new senior secured revolving credit facility will be secured by a first priority security interest in substantially all of our existing and future real and personal property, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property, cash and a first priority pledge of our capital stock and the capital stock of the guarantor subsidiaries. The collateral securing the notes will not include the capital stock of our subsidiaries if the book value (or market value, if greater) of such subsidiary’s capital stock exceeds 20% of the principal amount of the notes, all of which will continue to secure our existing senior secured revolving credit facility on a first-priority lien basis. See “Description of Notes—Security for the Notes”, and “Description of Certain Other Indebtedness—Our Existing Senior Secured Revolving Credit Facility.”

We are a wholly owned subsidiary of Holdings. Holdings is a holding company and therefore depends on our ability and the ability of our subsidiaries to make distributions to service its obligations under its existing senior unsecured floating rate toggle notes and other indebtedness.

As of March 31, 2009, the aggregate principal amount of Holdings’ senior unsecured floating rate toggle notes outstanding was $475.6 million. In connection with issuing the Holdings notes, Holdings entered into an interest rate swap agreement, with a notional amount of $425.0 million, fixing the LIBOR base rate at 4.97% through maturity in 2012. Holdings depends on us and our subsidiaries, who conduct the operations of the business, for dividends and other payments to generate the funds necessary to meet its financial obligations, including payments of principal and interest on its existing senior unsecured floating rate toggle notes and obligations on its interest rate swap agreement. However, we are not obligated to make funds available to Holdings for payment on the Holdings’ notes and interest rate swap. The terms of the indenture governing the notes will restrict (subject to the ability to make payment to Holdings to service its interest rate swap), and the terms of our existing senior secured revolving credit facility and, if consummated, our new senior secured revolving credit facility, and the terms of the indentures governing our existing senior notes and our existing 10.75% senior subordinated notes restrict, us and certain of our subsidiaries from, in each case, paying dividends or otherwise transferring assets to Holdings. Such restrictions include, among others, financial covenants, prohibition of dividends in the event of default and limitations on the total amount of dividends and other restricted payments. In addition, legal and contractual restrictions in agreements governing other current and future indebtedness, as well as financial condition and operating requirements of Holdings’ subsidiaries, currently limit and may, in the future, limit Holdings’ ability to obtain cash from us. The earnings from, or other available assets of us, may not be sufficient to pay dividends or make distributions or loans to enable Holdings to make cash payments of interest in respect of its obligations when such payments are due.

As of March 31, 2009, we had the ability to make approximately $26.4 million in restricted payments (including payments to Holdings to service its obligations), which amount increases based on capital contributions to us and by 50 percent of our net income and is reduced by i) the amount of any restricted payments made and ii) our net losses, excluding certain non-cash charges such as the $380.0 million goodwill impairment during the three months ended March 31, 2008. Delaware law also requires that we be solvent both at the time, and immediately following, a restricted payment to Holdings. Because Holdings relies on dividends from us to fund cash interest payments on its existing senior unsecured floating rate toggle notes, in the event that such restrictions prevent us from paying such a dividend, Holdings would be unable to pay interest on such notes in cash and would instead be required to pay PIK interest. Unlike interest on Holdings’ existing notes, which may be settled in cash or through the issuance of additional notes, payments due to the swap counterparty must be made in cash. As a result of the current and projected low interest rate environment, and the related expectation that Holdings will continue to be a net payer on the interest rate swap, we believe that cash payments for the interest rate swap obligations, although permitted under the notes offered hereby, will reduce the availability under the restricted payments provisions in our indebtedness to a level that additional payments for cash interest for Holdings’ existing notes may not be prudent and therefore, no longer remain probable.

Our principal stockholder’s interest may conflict with yours.

An investor group led by Welsh, Carson, Anderson & Stowe IX, L.P., or Welsh Carson IX, an investment fund owned by Welsh Carson, owns approximately 61.0 percent of our parent’s outstanding common stock and approximately 81.3% of its outstanding participating preferred stock and controls a substantial portion of the voting power of such outstanding equity securities. Welsh Carson IX’s interests in exercising control over our business may conflict with the interests you as a holder of the notes.

A portion of the net proceeds of this offering will be received by the initial purchasers and certain of their affiliates. In addition, we have received commitments from affiliates of the initial purchasers and certain of their affiliates for our new senior secured revolving credit facility. These relationships may present a conflict of interest.

We intend to use the net proceeds from this offering to repay outstanding indebtedness under our existing term loan credit facility. Affiliates of several of the initial purchasers are lenders under our existing term loan facility and will receive a portion of such net proceeds. In addition, we have received commitments from affiliates of the initial purchasers for our new senior secured revolving credit facility. These relationships may present a conflict of interest. See “Description of Certain Other Indebtedness” and “Plan of Distribution.”

The notes may be issued with original issue discount for U.S. federal income tax purposes.

The notes may be issued with original issue discount for U.S. federal income tax purposes. In such an event, United States Holders will be required to include original issue discount in income as it accrues for U.S. federal income tax purposes in advance of receiving cash that corresponds to that income. See “Certain Material U.S. Federal Income Tax Considerations.”

Risks Relating to Our Industry

Continued efforts by commercial payers to reduce reimbursement levels, change reimbursement methodologies or control the way in which services are provided could adversely affect us.

Commercial payers continue to seek to negotiate lower levels of reimbursement for cancer care services, with a particular focus on reimbursement for pharmaceuticals. A disproportionate majority of affiliated practices’ profitability is attributable to reimbursement from commercial payers. There is a risk that commercial payers will seek reductions in pharmaceutical reimbursement similar to those included in the recent decisions by Medicare and Medicaid, formally the Centers for Medicare and Medicaid Services or CMS, and in federal legislation discussed below. Any reductions in reimbursement levels could harm us and our affiliated physicians. In addition, several payers are trying to implement Mandatory Vendor Imposition programs under which cancer patients or their oncologists would be required to obtain pharmaceuticals from a third-party. That third-party, rather than the oncologist, would then be reimbursed. Private payers have the ability to implement such programs through benefit designs that offer patients significant incentives to receive drugs in this fashion as well as through negotiations with practices. As described below, the United States Department of Health and Human Services, or HHS, was required to implement a program under which oncologists may elect to receive drugs from a Medicare contractor, rather than purchase drugs and seek reimbursement. If such a program is successfully implemented for Medicare, private payers may follow. Commercial payers are also attempting to reduce reimbursement for other services, such as diagnostic imaging tests, by requiring that such tests be performed by specific providers within a given market or otherwise limiting the circumstances under which they will provide reimbursement for those services. In the event that payers succeed with these initiatives, our practices’ and our results of operations could be adversely affected.

Changes in Medicare reimbursement may continue to adversely affect our results of operations.

Government organizations, such as CMS are the largest payers for our collective group of affiliated practices. For the three months ended March 31, 2009, the affiliated practices derived approximately 39.4% of their net patient revenue from services provided under the Medicare program (of which 6.4% relates to Medicare managed care programs). As such, changes in Medicare reimbursement practices have been initiated over the past several years, and which are continuing into 2009, may adversely affect our results of operations. Several changes which have and may continue to adversely affect us include:

•

Change in Medicare reimbursement methodology based on average wholesale price, or AWP, to average sales price, or ASP, for oncology pharmaceuticals administered in physicians’ offices effective January 1, 2005 and its impact on differential pricing offered on pharmaceuticals;

•

Elimination of payments for data submission under the Medicare Demonstration Project under which physicians were reimbursed during 2005 and 2006 for providing certain data relating to quality of care for cancer patients;

•	Implementation of the Competitive Acquisition Program, or CAP, which began August 1, 2006, should any affiliated practices elect to participate in this program;

•	CMS changes to the Practice Expense, or PE, Methodology for non-drug services reimbursement which is being phased in from 2007 to 2010;

•	Change in Medicare fee schedule conversion factors for 2010, which if adopted, may result in a decrease of 21.5%;

•

Capping of Medicare imaging reimbursement at the lower or Hospital Outpatient Prospective Payment System, or HOPPS, rates or Physician Fee Schedule, or PFS, National Payment Amounts under the Deficit Reduction Act, or DRA; and

•

A National Coverage Determination, or NCD, issued by the CMS on July 30, 2007, eliminating coverage of erythropoiesis-stimulating agents, or ESAs, for patients with certain types of cancer or receiving certain types of drug therapy, and limiting coverage of ESAs in certain other circumstances, and subsequent label change by the Food and Drug Administration, or FDA, including similar restrictions, which are discussed in greater detail below.

The Obama administration has identified healthcare as a policy priority and has released an outline of its healthcare policy initiatives as they relate to the 2010 federal budget. The outline identifies guiding principles for healthcare reform and spending, which include increasing access to and affordability of healthcare, primarily by ensuring access to health insurance, increasing effectiveness of care, through effective use of technology and an emphasis on evidence-based medicine, maintaining patient choice, emphasizing preventive care and enhancing the fiscal sustainability of the U.S. healthcare system. Specific initiatives described in the outline include reducing drug costs for federal programs by increasing availability of generics and increasing the Medicaid rebates payable by manufacturers to states, increasing incentives to reduce unnecessary variability in treatment and to practice evidence-based medicine, incentivizing the use of electronic medical records and other technology, and reducing unnecessary or wasteful spending. Similarly, some states in which we operate have undertaken, or are considering, healthcare reform initiatives that also address these issues. While many of the stated goals of the initiatives are consistent with our own mission to increase access to care that is effective, efficient and based upon the latest available scientific evidence, additional regulation and continued fiscal pressure may adversely affect our business.

The reductions in Medicare reimbursement may also cause some oncologists to cease providing care in the physician office setting either by retiring from the practice of medicine or by moving to a hospital setting or they may cease charging for drugs administered in the office by choosing to obtain drugs through CAP. Any such reductions in our affiliated practices would adversely affect our results of operations. In addition, any reduction in the overall size of the outpatient oncology market could adversely affect our prospects for growth and business development. Recently, CMS has implemented a pilot program in which third party contractors are retained to seek recovery of allegedly erroneous payments by governmental programs and are paid based upon successful recoveries. We believe that the increasing national budget deficit, aging population and the prescription drug benefit will mean that pressure to reduce healthcare costs, and drug costs in particular, will continue to intensify. For a more complete description of the Medicare reimbursement changes and their impact on us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reimbursement Matters.”

Restrictions on reimbursement by government programs for ESAs have resulted in a material and continuing reduction in revenues and profits of our affiliated practices and us.

ESAs are widely-used drugs for the treatment of anemia, which is a condition that occurs when the level of healthy red blood cells in the body becomes too low, thus inhibiting the blood’s ability to carry oxygen. Many cancer patients suffer from anemia either as a result of their disease or as a result of the treatments they receive to treat their cancer. ESAs have historically been used by oncologists to treat anemia caused by chemotherapy, as well as anemia in cancer patients who are not currently receiving chemotherapy. ESAs are administered to increase levels of healthy red blood cells and are an alternative to blood transfusions.

In March 2007, the FDA issued a public health advisory outlining new safety information, including revised product labeling, about ESAs which it later revised on November 8, 2007. In particular, the FDA highlighted studies that concluded that an increased risk of death may occur in cancer patients who are not receiving chemotherapy and who are treated with ESAs. The FDA advisory and subsequent actions led the CMS to open a NCA, on March 14, 2007, on the use of ESAs for conditions other than advanced kidney disease, which was the first step toward issuing a proposed national coverage determination. The NCD was released on July 30, 2007, and was effective as of that date.

The NCD went significantly beyond limiting coverage for ESAs in patients who are not currently receiving chemotherapy that was referenced in the initial FDA advisory referred to above. The NCD included determinations that eliminate coverage for anemia not related to cancer treatment. Coverage was also eliminated for patients with certain other risk factors. In circumstances where ESA treatment is reimbursed, the NCD established conditions for Medicare coverage that (i) require that in order to commence ESA treatment, patients be significantly more anemic than was common practice prior to the NCD; (ii) impose limitations on the duration of ESA therapy and the circumstances in which it should be continued and (iii) limit dosing and dose increases in nonresponsive patients.

Subsequent to the issuance of the NCD, the Oncologic Drug Advisory Committee of the FDA, or ODAC, met on March 13, 2008, to further consider the use of ESAs in oncology. Based upon the ODAC findings on

July 30, 2008, FDA published final new labeling for the ESA drugs Aranesp and Procrit. Unlike the NCD from CMS, which governs reimbursement, rather than prescribing, for Medicare beneficiaries only, the FDA approved labeling indicates the conditions under which the FDA believes that use of a product is safe and effective. The revised labeling was effective as of August 14, 2008, and primarily changed the labeled use of ESAs in the following areas:

•	ESAs are “not indicated” for patients receiving chemotherapy when the anticipated outcome is cure;

•	ESA therapy should not be initiated when hemoglobin levels are ≥ 10 grams per deciliter, or g/dL; and

•	References in the labeling to an upper limit of 12 g/dL have been removed.

The FDA did not adopt an ODAC recommendation to limit ESA in head/neck and breast cancers, or any other tumor type. FDA’s action on this point significantly reduced the impact of a possible decrease in utilization.

FDA also mandated that a Risk Evaluation and Mitigation Strategy, or REMS, with respect to ESAs be adopted. A REMS proposal by manufacturers was submitted to the FDA in late August, 2008. The REMS may require additional patient consent/education requirements, medical guides and physician registration procedures. The length of time required for the FDA to approve a REMS and for the manufacturers to implement the new program is uncertain, however we believe it may be released during the first quarter of 2009. Once implemented, the REMS will outline additional, if any, procedural steps that will be required for qualified physicians to order and prescribe ESAs for their patients.

Operating income attributable to ESAs administered by our network of affiliated physicians was $32.1 million in 2008 compared to $58.0 million in 2007 and $5.6 million and $10.2 million during the three months ended March 31, 2009 and 2008, respectively. The operating income reflects results from our Medical Oncology Services segment which relate primarily to the administration of ESAs by practices receiving comprehensive management services and from our Pharmaceutical Services segment which includes purchases by physicians affiliated under the OPS model, as well as distribution and group purchasing fees received from manufacturers. As the NCD was effective July 30, 2007, the impact of reduced ESA utilization was not fully reflected in the results for the last half of 2007. In addition, there was a net increase in ESA pricing, the impacts of which are included in the 2008 financial results.

It is not possible to estimate the impact of the REMS on our financial results as it relates to prescribing patterns, until the REMS is in effect (expected to be sometime in 2009). We believe a possible impact of the REMS could be further reductions in ESA utilization. The significant decline in ESA usage has had a significant adverse affect on our results of operations, and, particularly, our Medical Oncology Services and Pharmaceutical Services segments, and we cannot assure you that a further decline will not occur. Decreased financial performance of affiliated practices as a result of declining ESA usage could also have an effect on their relationship with us and lead to increased pressure to amend the terms of their management services agreements. In addition, reduced utilization of ESAs may adversely impact our ability to continue to receive favorable pricing from ESA manufacturers. Decreased financial performance may also adversely impact our ability to obtain acceptable credit terms from pharmaceutical manufacturers, including manufacturers of products other than ESAs.

Continued review of pharmaceutical companies and their pricing and marketing practices could result in lowered reimbursement for pharmaceuticals and adversely affect us.

Continued review of pharmaceutical companies by government payers could result in lowered reimbursement for pharmaceuticals, which could harm us. Because Medicare reimbursement is no longer based on AWP, governmental scrutiny of AWP, which has been a focus of several investigations by government agencies may be expected to decline. However, many state Medicaid programs continue to reimburse for drugs on an AWP-based model. Moreover, existing and prior lawsuits and investigations regarding AWP have resulted and could continue to result in significant settlements that include corporate integrity agreements affecting pharmaceutical manufacturer behavior. Corporate integrity agreements subject healthcare providers, including pharmaceutical manufacturers, to burdensome and costly monitoring and reporting requirements to the Office of Inspector General of the HHS. Additionally, many of the concerns of government agencies will continue to apply under any reimbursement model. Because our network is a significant purchaser of pharmaceuticals, the other services we provide to, and relationships we have with pharmaceutical manufacturers, could be subject to scrutiny to the extent they are not viewed as bona fide arms length relationships or are inappropriately linked to pharmaceutical purchasing. Furthermore, possibly in response to such scrutiny as well as significant adverse coverage by the media, some pharmaceutical manufacturers could alter pricing or marketing strategies that increase the cost of pharmaceuticals to oncologists, which in turn could adversely affect us. Finally, because our network of affiliated practices participates in a group purchasing organization that is a significant purchaser of pharmaceuticals paid for by government programs, we or our network of affiliated practices have become involved in these investigations or lawsuits, and are the target of such pharmaceutical-related scrutiny. Any of these events could have a material adverse effect on us.

ASP-based reimbursement could make it more difficult for us to obtain favorable pricing from pharmaceutical companies.

Historically, one of our key business strengths has been our ability to obtain pricing for pharmaceuticals that we believe is better than prices widely available in the marketplace. Starting January 1, 2005, Medicare began reimbursing for oncology pharmaceuticals based on 106% of the average price at which pharmaceutical companies sell those drugs to oncologists and other users, so that any discount to any purchaser would have the effect of reducing reimbursement for drugs administered in all physician offices. We believe that this change has made pharmaceutical companies more reluctant to offer market-differentiated pricing to us and has reduced the degree of such differentiation. Any decrease in our ability to obtain pricing for pharmaceuticals that is more favorable than the market as a whole could adversely affect our ability to attract new customers and retain existing customers, particularly under our OPS model, and could adversely affect our business and results of operations.

We conduct business in a heavily regulated industry, and changes in regulations or violations of regulations may directly or indirectly, reduce our revenues and harm our business.

The healthcare industry is highly regulated, and there can be no assurance that the regulatory environment in which we operate will not change significantly and adversely in the future. Several areas of regulatory compliance that may affect our ability to conduct business include:

•	federal and state anti-kickback laws;

•	federal and state self-referral and financial inducement laws, including the federal Ethics in Patient Referrals Act of 1989, also known as the Stark Law;

•	federal and state false claims laws;

•	state laws regarding prohibitions on the corporate practice of medicine;

•	state laws regarding prohibitions on fee splitting;

•	federal and state laws regarding pharmacy regulations;

•	federal and state laws regarding pharmaceutical distribution; and

•	federal and state laws and regulations applicable to the privacy and security of health information and other personal information.

These federal and state laws and regulations are extremely complex. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations. It also is possible that the courts could ultimately interpret these laws in a manner that is different from our interpretations.

In addition, federal and state agencies responsible for enforcement and interpretation of these laws, as well as courts, continue to issue new interpretations and change prior interpretations of these laws, including some changes that may have an adverse impact on our operations or require us to alter certain of our business arrangements. While we believe that we are currently in compliance in all material respects with applicable laws and regulations, a determination that we have violated these laws, or the public announcement or perception that we are being investigated for possible violations of these laws, would have an adverse effect on our business, financial condition and results of operations. In addition to our affiliated practices, hospitals and other healthcare providers with which we, or our affiliated practices, have entered into various arrangements are also heavily regulated. To the extent that our arrangements with these parties or their independent activities fail to comply with applicable laws and regulations, our business and financial condition could be adversely affected. For a more complete description of these regulations, see “Government Regulation.”

We face the risk of governmental investigation and qui tam litigation relating to regulations governing billing for medical services.

The federal government is aggressive in examining billing practices and seeking repayments and penalties allegedly resulting from improper billing and reimbursement practices. In addition, federal and some state laws authorize private whistleblowers to bring false claim, or qui tam suits, on behalf of the government and reward the whistleblower with a portion of any final recovery. We have previously been named in qui tam suits. In each of the qui tam suits naming us of which we are aware, the United States Department of Justice, or DOJ, has not intervened and such suits have been dismissed. However, because qui tam lawsuits are filed under seal, we could be named in other such suits of which we are not aware. For the past several years, the number of qui tam suits filed against healthcare companies and the aggregate amount of recoveries under such suits have increased significantly. This trend increases the risk that we may become subject to additional qui tam lawsuits.

Although we believe that our operations comply with applicable laws and we intend to vigorously defend ourselves against allegations of wrongdoing, the costs of addressing such suits, as well as the amount of any recovery in the event of a finding of wrongdoing on our part, could be significant. The existence of qui tam litigation involving us may also strain our relationships with our affiliated physicians, particularly those physicians or practices named in such suits, or with our pharmaceutical suppliers.

In previous qui tam suits of which we have been made aware, the DOJ has declined to intervene in such suits and the suits have been dismissed. Qui tam suits are brought by private individuals, and there is no minimum evidentiary or legal threshold for bringing such a suit. The DOJ is legally required to investigate the allegations in these suits. The subject matter of many such claims may relate both to our alleged actions and alleged actions of an affiliated practice. Because the affiliated practices are separate legal entities not controlled by us, such claims necessarily involve a more complicated, higher cost of defense, and may adversely impact the relationship between the practices and us. If the individuals who file complaints and/or the United States were to prevail in these claims against us, and the magnitude of the alleged wrongdoing were determined to be significant, the resulting judgment could have a material adverse financial and operational effect on us, including potential limitations in future participation in governmental reimbursement programs. In addition, addressing complaints and government investigations requires us to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims.

We operate in a highly competitive industry.

We have existing competitors, as well as a number of potential new competitors, some of whom have greater name recognition and significantly greater financial, technical, marketing and managerial resources than we do. This may permit our competitors to devote greater resources than we can to the development and promotion of their services. These competitors may also undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees.

We also expect our competitors to develop additional strategic relationships with providers, pharmaceutical companies and payers, which could result in increased competition. The introduction of new and enhanced services, acquisitions, industry consolidation and the development of additional strategic relationships by our competitors could cause price competition, a decline in revenue or a loss of market acceptance of our services, or make our services less attractive. Additionally, in developing cancer centers, we compete with a number of non-profit organizations that can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to us. Such organizations may be willing to provide services at rates lower than we would require to operate profitably.

With respect to research activities, the competitive landscape is fragmented, with competitors ranging from small limited-service providers to large full-service contract research organizations with global operations. Some of these large contract research organizations have access to more financial resources than we do.

Industry forces are affecting us and our competitors. In recent years, the healthcare industry has undergone significant changes driven by various efforts to reduce costs, including national healthcare reform, trends toward managed care, limits in Medicare coverage and reimbursement levels, consolidation of healthcare service companies and collective purchasing arrangements by office-based healthcare practitioners. The changes in our industry have caused greater competition among industry participants. Our inability to predict accurately, or react competitively to, changes in the healthcare industry could adversely affect our operating results. We cannot assure you that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Our Business

Most of our revenues come from pharmaceuticals, and an adverse impact on the way in which pharmaceuticals are reimbursed or purchased by us would have an adverse impact on our business.

During 2008, approximately 71% of the patient revenue generated by our affiliated practices under comprehensive service agreements was attributable to pharmaceuticals. Under the comprehensive services model, our medical oncology revenues are dependent on the earnings of our affiliated practices related to pharmaceuticals. Under the OPS model, our revenues are dependent on use of pharmaceuticals by affiliated practices. Because revenues attributable to pharmaceuticals and our ability to procure pharmaceuticals at competitive prices are such a significant part of the affiliated practices’ earnings and, consequently, our revenues, factors that adversely affect those revenues, such as changes in reimbursement or usage, or the cost structure underlying those revenues are likely to adversely affect our business.

In addition, there is a risk that a change in treatment patterns or reduction in use of a particular drug could result from new scientific findings or regulatory or reimbursement actions, as has occurred with ESAs. Any such change that impacts a significant amount of pharmaceutical utilization would adversely affect our results of operations.

We derive a substantial portion of our revenue and profitability from the utilization of pharmaceuticals manufactured and sold by a very limited number of suppliers and any termination or modification of relations with those suppliers could have a material adverse impact on our business.

We derive a substantial portion of our revenue and profitability from the utilization of a limited number of pharmaceutical products manufactured and sold by a very limited number of, or in several cases, a single manufacturer. During 2008, approximately 43% of patient revenue generated by our affiliated practices resulted from pharmaceuticals sold exclusively by five manufacturers. Included among these are ESAs, which accounted for 5.3% of our 2008 revenue and a larger proportion of our earnings before interest, taxes, depreciation and amortization, or EBITDA, and net income. In addition, a limited number of manufacturers are responsible for a disproportionately large amount of market-differentiated pricing we offer to practices. Our agreements with these manufacturers are typically for one to three years and are cancelable by either party without cause with 30 days prior notice. Further, several of the agreements provide favorable pricing that can be adjusted periodically based on specified volume levels, growth levels, or a specified level of use of a specific drug as a percentage of the overall use of drugs within a given therapeutic class.

In some cases, compliance with the contract is measured on a quarterly basis and pricing concessions are given in the form of rebates payable at the end of the measurement period. Unanticipated changes in usage patterns, including changes in reimbursement policies such as those which may affect ESAs or the introduction of standardized treatment regimens or clinical pathways that disfavor a given drug, could result in lower-than-anticipated utilization of a given pharmaceutical product, and cause us to fail to attain the performance levels required to earn rebates. A departure of a significant number of physicians from our network could also cause us to fail to reach contract targets. Failure to attain performance levels could result in our not earning rebates, including cost-reductions that may already have been reflected in our financial statements. Furthermore, certain manufacturers pay rebates under multi-product agreements. Under these types of agreements, our pricing on several products could be adversely impacted based upon our failure to meet predetermined targets with respect to any single product. Any termination or adverse adjustment to these relationships could have a material adverse effect on our business, financial condition and results of operations.

Our ability to negotiate the purchase of pharmaceuticals on behalf of our network of affiliated physicians, or to expand the scope of pharmaceuticals purchased, from a particular supplier at prices below those generally offered to all oncologists is largely dependent upon such supplier’s assessment of the value of our network. Many pharmaceuticals used by our affiliated physicians are single-sourced drugs and available from only one manufacturer and, accordingly, the lack of competitive products makes differentiated pricing difficult to achieve. To the extent that our pharmaceutical services structure or other factors cause pharmaceutical suppliers to perceive our network as less valuable, our relationships and any pricing advantages with such suppliers could be harmed. Our inability to negotiate prices of pharmaceuticals with any of our significant suppliers at prices below those generally available to all oncologists could have a material adverse effect on our business, results of operations and financial condition.

Our centralized business operations, particularly our distribution operation, may be adversely affected by business interruptions resulting from events that are beyond our control.

Our centralized business operations, particularly our distribution operation, may be adversely affected by business interruptions resulting from events that are beyond our control. We have only one pharmaceutical distribution facility, which is located in Fort Worth, Texas. In addition, certain of our other business functions are centralized at our headquarters in The Woodlands, Texas. A significant interruption in the operation of any of these facilities, whether as a result of natural disaster or other unexpected damage from fire, floods, power loss, telecommunications failures, break-in, terrorist attacks, acts of war and other events, could significantly impair our ability to operate our business and adversely impact our and our affiliated practices’ operations. If we seek to replicate our centralized operations at other locations, we will face a number of technical as well as financial challenges, which we may not be able to address successfully. In particular, with respect to distribution, although we and our affiliated practices would be able to obtain pharmaceuticals from other sources, we cannot assure you that we will be able to do so at a price that is comparable or in as efficient a manner as through our own distribution operation. Although we carry property and business interruption insurance, our coverage may not be adequate to compensate us for all losses that may occur.

A significant portion of our revenues are represented by our affiliate practice, Texas Oncology. A deterioration of our relationship with this practice or any adverse effects on this practice could significantly harm our business.

One affiliated practice, Texas Oncology, represented approximately 25% of our revenue for the years ended December 31, 2008, 2007 and 2006. We perceive our relationship with this practice to be positive, however if the relationship were to deteriorate, or the practice were to disaffiliate, we would experience a material, adverse impact on our results of operations and financial condition.

If our affiliated practices terminate their agreements with us, we could be seriously harmed.

Our affiliated practices under certain circumstances are allowed, and may attempt, to terminate their agreements with us. If any of our larger practices were to succeed in such a termination, our business could be seriously harmed. From time to time, we have disputes with physicians and practices that could result in harmful changes to our relationship with them or a termination of a service agreement if adversely determined. We are also aware that some practices that are not part of our network but which are affiliated with other companies, have attempted to end or restructure their affiliations with such companies, although they may not have a contractual right to do so, by arguing that their affiliations violate some aspect of healthcare law and have been successful in doing so.

Specifically, we are involved in litigation with a practice in Oklahoma that was affiliated with us under the net revenue model (a subset of what is now the comprehensive services model) until April, 2006. While we were still affiliated with the practice, we initiated arbitration proceedings pursuant to a provision in the service agreement providing for contract reformation in certain events. The practice countered with a lawsuit that alleges, among other things, that we have breached the service agreement and that our service agreement is unenforceable as a matter of public policy due to alleged violations of healthcare laws. The practice sought unspecified damages and a termination of the contract. We believe that our service agreement is lawful and enforceable and that we are operating in accordance with applicable law. As a result of alleged breaches of the service agreement by the practice, we terminated the service agreement in April, 2006. In March 2007, the Oklahoma Supreme Court overturned a lower court’s ruling that would have compelled arbitration in this matter and remanded the case back to the lower court to hold hearings to determine whether and to what extent the arbitration provisions of the service agreement will be applicable to the dispute. We expect these hearings to occur in late 2009 or 2010. Because of the need for further proceedings, we believe that the Oklahoma Supreme Court ruling will extend the amount of time it will take to resolve this dispute and increase the risk of the litigation to us. In any event, as with any complex litigation, we anticipate that this dispute may take several years to resolve.

During the first quarter of 2006, the practice represented 4.6% of our consolidated revenue. In October, 2006, we sold, for cash, the property, plant and equipment to the practice for an amount that approximated its net book value at the time of sale.

As a result of the ongoing litigation, we have been unable to collect on a timely basis a receivable owed to us relating to accounts receivable purchased by us under the service agreement and amounts for reimbursement of expenses paid by us on the practice’s behalf. At December 31, 2008, the total receivable owed to us of $22.4 million is reflected on our balance sheet as other assets. Currently, a deposit of approximately $11.4 million is held in an escrowed bank account into which the practice has been making, and is required to continue to make, monthly deposits. These amounts will be released upon resolution of the litigation. In addition, approximately $7.6 million is being held in a bank account that has been frozen pending the outcome of related litigation regarding that account. In addition, we have filed a security lien on the receivables of the practice. We believe that the amounts held in the bank accounts combined with the receivables of the practice in which we have filed a security lien represent adequate collateral to recover the $22.4 million receivable recorded as other noncurrent assets at December 31, 2008. Accordingly, we expect to realize the amount that we believe to be owed by the practice. However, realization is subject to a successful conclusion to the litigation with the practice, and we cannot assure you as to when the litigation will be finally concluded or as to what the ultimate outcome of the litigation will be. We expect to continue to incur expenses in connection with our litigation with the practice.

In addition to loss (if any) of revenue from a particular practice, a departure of a large number of physicians from our network could adversely affect our ability to obtain favorable pricing for goods and services and other economies of scale that are based upon the size of our network. If some of our affiliated physicians or affiliated practices terminate their affiliation with us, this could result in a material adverse effect on our business.

If a significant number of physicians leave our affiliated practices, we could be seriously harmed.

Our affiliated practices usually enter into employment or non-competition agreements with their physicians that provide some assurance to both the practice and to us with respect to continuing affiliation. We and our affiliated practices seek to maintain and renew such contracts once they expire. We cannot predict whether a court will enforce the non-competition covenants in these agreements. If practices are unable to enforce these non-competition provisions or otherwise enforce these employment agreements, physicians may leave our network and compete with our affiliated practices. In addition, physicians leave our network from time to time as a result of retirement, disability or death. In addition to loss of revenue from departing physicians, a departure of a large number of physicians from our network could adversely affect our ability to obtain favorable pricing for goods and services and other economies of scale that are based upon the size of our network. If a significant number of physicians terminated relationships with our affiliated practices, our business could be seriously harmed.

We are subject to numerous legal proceedings, many of which could be material.

Professional Liability Claims

The provision of medical services by our affiliated practices entails an inherent risk of professional liability claims. We do not control the practice of medicine by the clinical staff or their compliance with regulatory and other requirements directly applicable to practices. In addition, because the practices purchase and prescribe pharmaceutical products, they face the risk of product liability claims. In addition, because of licensing requirements and affiliated practices’ participation in governmental healthcare programs, we and affiliated practices are, from time to time, subject to governmental audits and investigations, as well as internally initiated audits, some of which may result in refunds to governmental programs. Although we and our practices maintain insurance coverage, successful malpractice, regulatory or product liability claims asserted against us or one of the practices in excess of insurance coverage could have a material adverse effect on us.

U.S. Department of Justice Subpoena

During the fourth quarter of 2005, we received a subpoena from the DOJ’s Civil Litigation Division requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. We have cooperated fully with the DOJ in responding to the subpoena. All outstanding document requests from the DOJ were addressed in early 2008, and we continue to await further direction and feedback from the DOJ. At the present time, the DOJ has not made any allegation of wrongdoing on the part of the Company. However, we cannot provide assurance that such an allegation or litigation will not result from this investigation. While we believe that we are operating and have operated our business in compliance with law, including with respect to the matters covered by the subpoena, we cannot provide assurance that the DOJ will not make a determination that wrongdoing has occurred. In addition, we have devoted significant resources to responding to the DOJ subpoena and anticipate that such resources will be required on an ongoing basis to fully respond to the subpoena.

We have also received requests for information relating to class action litigation against pharmaceutical manufacturers relating to alleged manipulation of AWP and alleged inappropriate marketing practices with respect to AWP.

Qui Tam Suits

From time to time, we have become aware that we and certain of our subsidiaries and affiliated practices have been the subject of qui tam lawsuits (commonly referred to as “whistle-blower” suits). Because qui tam actions are filed under seal, it is possible that we are the subject of other qui tam actions of which we are unaware.

In previous qui tam suits of which we have been made aware, the DOJ has declined to intervene in such suits and the suits have been dismissed. Qui tam suits are brought by private individuals, and there is no minimum evidentiary or legal threshold for bringing such a suit. The DOJ is legally required to investigate the allegations in these suits. The subject matter of many such claims may relate both to our alleged actions and alleged actions of an affiliated practice. Because the affiliated practices are separate legal entities not controlled by us, such claims necessarily involve a more complicated, higher cost defense, and may adversely impact the relationship between the practices and us. If the individuals who file complaints and/or the United States were to prevail in these claims against us, and the magnitude of the alleged wrongdoing were determined to be significant, the resulting judgment could have a material adverse financial and operational effect on us, including potential limitations in future participation in governmental reimbursement programs. In addition, addressing complaints and government investigations requires us to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims.

Breach of Contract Claims

We and our network physicians are defendants in a number of lawsuits involving employment and other disputes and breach of contract claims. In addition, we are involved from time to time in disputes with, and claims by, our affiliated practices against us.

We are also involved in litigation with a practice in Oklahoma that was affiliated with us under the net revenue model (a subset of what is now the comprehensive services model) until April, 2006. While we were still affiliated with the practice, we initiated arbitration proceedings pursuant to a provision in the service agreement providing for contract reformation in certain events. The practice countered with a lawsuit that alleges, among other things, that we have breached the service agreement and that our service agreement is unenforceable as a matter of public policy due to alleged violations of healthcare laws. The practice sought unspecified damages and a termination of the contract. We believe that our service agreement is lawful and enforceable and that we are operating in accordance with applicable law. As a result of alleged breaches of the service agreement by the practice, we terminated the service agreement in April, 2006. In March 2007, the Oklahoma Supreme Court overturned a lower court’s ruling that would have compelled arbitration in this matter and remanded the case back to the lower court to hold hearings to determine whether and to what extent the arbitration provisions of the service agreement will be applicable to the dispute. We expect these hearings to occur in late 2009 or 2010. Because of the need for further proceedings, we believe that the Oklahoma Supreme Court ruling will extend the amount of time it will take to resolve this dispute and increase the risk of the litigation to us. In any event, as with any complex litigation, we anticipate that this dispute may take several years to resolve.

During the three months ended March 31, 2006, the Oklahoma practice represented 4.6% of our consolidated revenue. In October 2006, we sold, for cash, the property, plant and equipment to the practice for an amount that approximated its net book value at the time of sale.

As a result of the ongoing litigation, we have been unable to collect on a timely basis a receivable owed to us relating to accounts receivable purchased by us under the service agreement and amounts for reimbursement of expenses paid by us on the practice’s behalf. At December 31, 2008, the total receivable owed to us of $22.4 million is reflected on our balance sheet as other assets. Currently, approximately $11.4 million are held in an escrowed bank account into which the practice has been making, and is required to continue to make, monthly deposits. These amounts will be released upon resolution of the litigation. In addition, approximately $7.6 million are being held in a bank account that has been frozen pending the outcome of related litigation regarding that account. In addition, we have filed a security lien on the receivables of the practice. We believe that the amounts held in the bank accounts combined with the receivables of the practice in which we have filed a security lien represent adequate collateral to recover the $22.4 million receivable recorded in other assets at December 31, 2008. Accordingly, we expect to realize the amount that we believe to be owed by the practice. However, realization is subject to a successful conclusion to the litigation with the practice, and we cannot assure you as to when the litigation will be finally concluded or as to what the ultimate outcome of the litigation will be. We expect to continue to incur expenses in connection with our litigation with the practice.

We intend to vigorously pursue our claims, including claims for any costs and expenses that we incur as a result of the termination of the service agreement and to defend against the practice’s allegations that we breached the agreement and that the agreement is unenforceable. However, we cannot provide assurance as to what the outcome of the litigation will be, or, even if we prevail in the litigation, whether we will be successful in recovering the full amount, or any, of our costs associated with the litigation and termination of the service agreement.

Assessing our financial and operational exposure on litigation matters requires the application of substantial subjective judgments and estimates based upon facts and circumstances, resulting in estimates that could change as more information becomes available.

Certificate of Need Regulatory Action

During the third quarter of 2006, one of our affiliated practices in North Carolina lost (through state regulatory action) the ability to provide radiation services at its cancer center in Asheville. The practice continued to provide medical oncology services, but was not permitted to use the radiation services area of the center (approximately 18% of the square footage of the cancer center). The practice appealed the regulatory action and the North Carolina Court of Appeals ruled in favor of the practice on procedural grounds and ordered the state agency to hold a new hearing on its regulatory action. During the three months ended March 31, 2008, the practice received a ruling in its appeal, which mandated a rehearing by the state agency. The state agency conducted a rehearing and issued a new ruling upholding the practice’s right to provide radiation services. That decision was appealed, and the appellants also sought a stay of the state’s decision. The request for a stay was denied in July 2008, while the appeal is still pending. As a result, the practice resumed diagnostic services in September 2008 and radiation services in February 2009.

Delays during the three months ended March 31, 2007 in pursuing strategic alternatives led to uncertainty regarding the form and timing associated with alternatives to a successful appeal. Consequently, we performed impairment testing as of March 31, 2007 and we recorded an impairment charge of $1.6 million relating to a management services agreement asset and equipment in the three months ended March 31, 2007. (These charges are a component of the impairment losses disclosed in “Results of Operations—Impairment and Restructuring Charges” in Management’s Discussion and Analysis of Financial Condition and Results of Operations.) No additional impairment charges relating to this regulatory action have been recorded through December 31, 2008.

At December 31, 2008, our consolidated balance sheet included net assets in the amount of $0.9 million related to this practice, which includes primarily working capital in the amount of $0.6 million. The construction of the cancer center in which the practice operates was financed as an operating lease and, as such, is not recorded on our balance sheet. At December 31, 2008, the lease had a remaining term of 17 years and the net present value of minimum future lease payments is approximately $7.0 million.

Antitrust Inquiry

The United States Federal Trade Commission, or FTC, and a state Attorney General have informed one of our affiliated physician practices that they have opened an investigation to determine whether a recent transaction in which another group of physicians became employees of that affiliated group violated relevant state or federal antitrust laws. In addition, the FTC has informed us that it intends to request information from us regarding our role in that transaction. The affiliated practice is in the process of responding to a request for information on this matter. At present, we believe that the scope of the investigation is limited to a single transaction, but we cannot assure you that the scope will remain limited. We believe that we and our affiliated physician practices comply with relevant antitrust laws. However, if this investigation were to result in a claim against us or our affiliated physician practice in which the FTC or attorney general prevails, the resulting judgment could have a material adverse financial and operational effect on us or that practice, including the possibility of monetary damages or fines, a requirement that we unwind the transaction at issue or the imposition of restrictions on our future operations and development. In addition, addressing government investigations requires us to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims. Furthermore, because of the size and scope of our network, there is a risk that we could be subjected to greater scrutiny by government regulators with regard to antitrust issues.

We rely on the ability of our affiliated practices to grow and expand.

We rely on the ability of our affiliated practices to grow and expand. Qualified oncologists are in short supply nationwide, and we expect this shortage, relative to patient demand, to continue or worsen. There can be no assurance that our affiliated groups will be successful in recruiting or retaining physicians. Our affiliated practices may also encounter other difficulties attracting additional physicians and expanding their operations or may choose not to do so. The failure of practices to expand their patient base and increase revenues could harm us.

Our affiliated practices may be unsuccessful in obtaining favorable contracts with third-party payers, which could result in lower operating margins.

We facilitate negotiation of commercial payer contracts and advise our affiliated physicians accordingly under our comprehensive services model. Commercial payers, such as managed care organizations, often request fee structures or alternative reimbursement methodologies that could have a material adverse effect on our affiliated physicians and therefore, on our operating results. Reductions in reimbursement rates for services offered by our affiliated physicians and other commercial payer cost containment measures could affect our liquidity and results of operations with respect to our comprehensive service agreements.

We may encounter difficulties in managing our network of affiliated practices.

We do not control the practice of medicine by the physicians or their compliance with regulatory and other requirements directly applicable to the practices. At the same time, an affiliated practice may have difficulty in effectively governing the practices of its individual physicians. In addition, we have only limited control over the business decisions of the practices even under the comprehensive services model. As a result, it is difficult to implement standardized practices across the network, and this could have an adverse effect on cost controls, regulatory compliance, business strategy, our profitability and the strength of our network.

Loss of revenues or a decrease in income of our affiliated practices, including as a result of cost containment efforts by third-party payers, could adversely affect our results of operations.

Our revenue currently depends on revenue generated by affiliated practices. Loss of revenue by the practices could seriously harm us. It is possible that our affiliated practices will not be able to maintain successful medical practices. In addition, our fees under comprehensive service agreements and our ability to collect fees under our OPS model depend upon the profitability of the practices. Any failure by the practices to contain costs effectively will adversely impact our results of operations. Because we do not control the manner in which our practices conduct their medical practice (including drug utilization), our ability to control costs related to the provision of medical care is limited. Furthermore, the affiliated practices face competition from several sources, including sole practitioners, single and multi-specialty practices, hospitals and managed care organizations. We have limited ability to discontinue or alter our service arrangements with practices, even where continuing to manage such practices under existing arrangements is economically detrimental to us.

Physician practices typically bill third-party payers for the healthcare services provided to their patients. Third-party payers such as private insurance plans and commercial managed care plans negotiate the prices charged for medical services and supplies in order to lower the cost of the healthcare services and products they pay for and to shift the financial risk of providing care to healthcare providers. Third-party payers can also deny reimbursement for medical services and supplies by concluding that they believe a treatment was not appropriate, and these reimbursement denials are difficult to appeal or reverse. Third-party payers are also seeking to contain costs by moving certain services, particularly pharmaceutical services, outside of the physician’s office. We believe that self-injectable supportive care drugs used by oncologists, which account for approximately 12% of the pharmaceutical revenue generated by our affiliated practices in 2008, are particularly susceptible to this trend. Also, any adverse impact on the financial condition of a third party payer could subject receivables from that payer to greater collection risk. Our affiliated practices also derive a significant portion of their revenues from governmental programs. Governmental programs, such as Medicare and Medicaid, are collectively the affiliated practices’ largest payers. For the three months ended March 31, 2009, the affiliated practices under comprehensive service agreements derived 39.4% of their net patient revenue from services provided under the Medicare program (of which 6.4%, relates to Medicare managed care). Reimbursement by governmental programs generally is not subject to negotiation and is established by governmental regulation. There is a risk that other payers could reduce rates of reimbursement to match any reduction by governmental payers. Our management fees under the comprehensive services model are dependent on the financial performance of the practices and would be adversely affected by a reduction in reimbursement. From time to time, due to market conditions and other factors, we may also renegotiate our management fee arrangements, reducing our management fee income. In addition, to the extent physician practices affiliated with us under the OPS model are impacted adversely by reduced reimbursement levels, our business could be harmed generally and receivables owed to us by those practices could be subject to greater credit risk.

The development or operation of cancer centers could cause us to incur unexpected costs, and our existing or future centers may not be profitable.

The development and operation of integrated cancer centers is subject to a number of risks, including not obtaining regulatory permits or approval, delays that often accompany construction of facilities and environmental liabilities related to the disposal of radioactive, chemical and medical waste. Our strategy includes the development of additional integrated cancer centers. As of March 31, 2009, we have three cancer centers under construction, and several others in various planning stages. Any failure or delay in successfully building new integrated cancer centers, as well as liabilities from ongoing operations, could seriously harm us. New cancer centers may incur significant operating losses during their initial operations, which could materially and adversely affect our operating results, cash flows and financial condition. In addition, in some cases our cancer centers may not be profitable enough for us to recover our investment. We may decide to close or sell cancer centers, either because of underperformance or other market developments.

Our success depends on our ability to attract and retain highly qualified technical staff and other key personnel, and we may not be able to hire enough qualified personnel to meet our hiring needs.

Our ability to offer and maintain high quality service is dependent upon our ability to attract and maintain arrangements with qualified professional and technical staff and with executives on our management team. Clinical staffs at affiliated practices are practice employees, but we assist in recruiting them. There is a high level of competition for such skilled personnel among healthcare providers, research and academic institutions, government entities and other organizations, and there is a nationwide shortage in many specialties, including oncology nursing and technical radiation staff. We cannot assure that we or our affiliated practices will be able to hire sufficient numbers of qualified personnel or that employment arrangements with such staff can be maintained on terms advantageous to our affiliated practices or us. In addition, if one or more members of our management team become unable or unwilling to continue in their present positions, we could be harmed.

Our failure to remain technologically competitive in a declining payment environment for imaging and radiation services could adversely affect our business.

Rapid technological advancements have been made in the radiation oncology and diagnostic imaging industry. Although we believe that our equipment and software can generally be upgraded as necessary, the development of new technologies or refinements of existing technologies might make existing equipment technologically obsolete. If such obsolescence were to occur, we may be compelled to incur significant costs to replace or modify the equipment, which could have a material adverse effect on our business, financial condition and results of operations. In addition, some of our cancer centers compete against local centers, which may own more advanced imaging or radiation therapy equipment or provide additional technologies. Our performance is dependent upon physician and patient confidence in the quality of our technology and equipment as compared to that of our competitors.

Advances in other cancer treatment methods, such as chemotherapy, surgery and immunotherapy, or in cancer prevention techniques could reduce demand for the radiation therapy services provided at the cancer centers we operate. The development and commercialization of new radiation therapy technologies could have a material adverse effect on our affiliated practices and on our business, financial condition and results of operations.

Our working capital could be impacted by delays in reimbursement for services.

The healthcare industry is characterized by delays that can be as much as three to six months between when services are provided and when the reimbursement or payment for these services is received. Under our comprehensive service agreements, our working capital is dependent on such collections. Although we believe our collection experience is generally consistent with that of the industry, industry reimbursement practices make working capital management, including prompt and diligent billing and collection, an important factor in our results of operations and liquidity. At practices affiliated under the OPS model we do not control the billing and collection function and reduced liquidity could adversely affect their ability to pay amounts owed to us. We cannot provide assurance that trends in the industry or in the economy generally will not further extend the collection period and negatively impact our or their working capital.

Our services could give rise to liability to clinical trial participants and the parties with whom we contract.

In connection with clinical research programs, we provide several services focused on bringing new drugs to market, which is time consuming and expensive. Such clinical research involves the testing of new drugs on human volunteers. Clinical research involves the inherent risk of liability for personal injury or death to patients resulting from, among other things, unforeseen adverse side effects or improper administration of the new drugs by physicians. In certain cases, these patients are already seriously ill and are at risk of further illness or death. In addition, under the privacy regulations promulgated pursuant to the Health Insurance Portability and Accountability Act, or HIPAA, there are specific privacy standards associated with clinical trial agreements. Violations of such standards could subject us to an enforcement action by HHS. If we do not perform our services in accordance with contractual or regulatory standards, the clinical trial process and the participants in such trials could be adversely affected. These events would create a risk of liability to us from either the pharmaceutical companies with which we contract or the study participants.

We also contract with physicians to serve as investigators in conducting clinical trials. Third parties could claim that we should be held liable for losses arising from any professional malpractice of the investigators with whom we contract or in the event of personal injury to or death of patients for the medical care rendered by third-party investigators. Although we would vigorously defend any such claims, it is possible that we could be held liable for such types of losses.

We could be subject to malpractice claims and other harmful lawsuits not covered by insurance.

In the past, we have been named in suits related to medical services provided by our affiliated physicians. We cannot provide assurance that claims relating to services delivered by a network physician will not be brought against us in the future. In addition, because affiliated physicians prescribe and dispense pharmaceuticals and we operate pharmacies and participate in the drug procurement and distribution process, we and our affiliated physicians could be subject to product liability claims.

Although we maintain malpractice insurance, there can be no assurance that it will be adequate in the event of a judgment against us. There can be no assurance that any claim asserted against us for professional liability will not be successful. The availability and cost of professional liability insurance varies widely from state to state and is affected by various factors, many of which are beyond our control. We may be unable to obtain insurance in the amounts we seek or at prices we are prepared to pay.

Under OPS relationships, our agreements with affiliated practices have shorter terms than our comprehensive services agreements, and we have less input with respect to the business operations of the practices.

Currently, most of our revenues are derived from providing comprehensive management services to practices under long-term agreements that generally have 10 to 40 year initial terms and that are not terminable except under specified circumstances. Agreements under our comprehensive services model allow us to be the exclusive provider of management services, including all services contemplated under the OPS structure, to each of the affiliated practices. In addition, under those agreements, the affiliated practices are required to bind their physicians to specified employment terms or restrictive covenants. Under the OPS structure, our agreements with affiliated practices have 1 to 3 year terms, and are more easily terminable. A number of the other input mechanisms that we currently have with respect to affiliated comprehensive services practices do not exist under our oncology pharmaceutical services model. This may increase the ability of affiliated practices to change their internal composition to our detriment and may result in arrangements that are easier for individual physicians and practices to exit, exposing us to increased credit risk and competition from other companies, especially in the pharmacy services sector. Departure of a significant number of physicians or practices from participation in our OPS structure could harm us. These risks will increase as we grow our business under the OPS structure.

Changes in estimates related to our recoverability of long-lived assets, including goodwill, could result in an impairment of those assets.

The carrying values of our fixed assets, service agreement intangibles and goodwill are tested for impairment on an annual basis and more frequently if events or changes in circumstances indicate their recorded value may not be recoverable. The impairment review of goodwill must be based on estimated fair values. With the assistance of a third party valuation firm, we estimate the fair value of the operating segments to which goodwill has been allocated based upon widely-accepted valuation techniques, including the use of peer market multiples (on a trailing and forward basis) and discounted cash flow analysis, in the absence of market capitalization data. Our goodwill is impaired if the carrying value of goodwill exceeds the estimated fair value. Future adverse changes in actual or anticipated operating results, as well as unfavorable changes in economic factors and market multiples used to estimate our fair value, could result in future non-cash impairment charges.

For fixed assets and service agreements, the carrying value is compared to our projected cash flows associated with the affiliated practice that is utilizing the fixed assets or that is party to the management services agreement. We may be required to recognize an impairment charge in the event these analyses indicate that our fixed assets or management service agreement intangible assets are not recoverable.

We are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on our cost of financing or ability to obtain financing.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, we are required to furnish, an annual report by our management on our internal control over financial reporting. Such a report contains an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment would include disclosure of any material weaknesses in our internal control over financial reporting if any were identified by management. Effective with the year ending December 31, 2009, such report must also contain a statement that our independent registered public accounting firm has issued an attestation report on the effectiveness of our internal control over financial reporting.

We began preparing the system and process documentation and evaluation needed to comply with Section 404 during 2004. Our assessment as of December 31, 2008 indicated that our internal control over financial reporting is effective. However, in the future, if our management identifies one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control is effective. If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion that our internal controls are effective for the year ending December 31, 2009, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our cost of financing or our ability to obtain financing.

Our business may be significantly impacted by a downturn in the economy.

While we believe the patient demand for cancer care will not generally be impacted by a downturn in the economy, unfavorable economic conditions may result in some patients electing to defer treatment, as well as increased pricing pressure from payers and vendors. In addition, vendors that have historically extended credit to the Company may restrict, or eliminate, the terms on which credit is extended or require additional collateral related to these business arrangements. In addition, many of our customers and suppliers may rely on the availability of short-term financing to support their operations. An adverse change in the ability of our customers or suppliers to obtain necessary financing could disrupt their operations and, consequently, limit their ability to pay obligations owed to us or provide goods and services necessary to our operations. These events could negatively impact our operating results and cash flows.

Any downturn in the economy could result in a reduction in the ability of our affiliated practices’ patients to pay co-insurance amounts or deductibles. In addition, increased unemployment will likely result in an increase in the number of patients not covered by adequate insurance. Even for patients who are insured, in the event a significant third party payer, such as insurance company or self-funded benefit plan of another organization encounters significant deterioration in its financial condition, receivables from such payer or other organization could be subject to delay or greater risk of uncollectibility. While we provide services to physician practices throughout the United States, individual physician practices typically have a local customer and, to a lesser extent, payer base. Therefore, we would expect that practices located in regions or localities disproportionally affected by an economic downturn, would be particularly adversely affected by such trends. We believe that our affiliated practices are already experiencing a rise in uncollectibility as a result of the foregoing trends.

The current economic environment may increase our exposure to bad debt or decrease demand for cancer care.

We continue to experience downward trends in reimbursement, which has been exacerbated as a result of the current economic environment. As more patients become uninsured as a result of job losses or receive reduced coverage as a result of cost-control measures by employers, patients are becoming increasingly responsible for the cost of treatment, which is increasing our exposure to bad debt. The shifting responsibility to pay for care has, in some instances, resulted in patients electing not to receive treatment. Third party payers are also becoming more aggressive in their efforts to deny or reduce reimbursement. In response to this environment, we have accelerated cost reduction efforts and our ongoing lean six sigma process to improve the efficiency of care delivery, increased the rigor of its patient financial counseling and claim submission processes, raised its capital investment requirements and tightened our management of working capital.